UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 10, 2013

Motors Liquidation Company GUC Trust

(Exact Name of Registrant as Specified in Charter)

Delaware	1-43	45-6194071
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Wilmington Trust Company, as trust administrator and trustee Attn: David A. Vanaskey Jr., Vice President Rodney Square North 1100 North Market Street Wilmington, Delaware	19890-1615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 636-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

The Motors Liquidation Company GUC Trust (the “GUC Trust”) previously announced that, in accordance with the terms of the Settlement Agreement entered into on September 26, 2013, a special distribution of excess distributable assets of the GUC Trust (the “Special Excess Distribution”) would be made on or about December 20, 2013 (the “Payment Date”), to the holders of record of units of beneficial interest in the GUC Trust (the “GUC Trust Units”) as of December 16, 2013 (the “Record Date”). Pursuant to that announcement, the GUC Trust intends to make payment of the Special Excess Distribution to The Depository Trust Company (“DTC’) on the Payment Date. The subsequent settlement and allocation process for the Special Excess Distribution to beneficial owners of the GUC Trust Units will occur in accordance with the rules and procedures of the Financial Industry Regulatory Authority (“FINRA”) and of DTC and its direct and indirect participants.

As announced by FINRA on December 10, 2013, pursuant to FINRA Rule 11140, the ex-dividend date for the GUC Trust Units with respect to the Special Excess Distribution will be Monday, December 23, 2013 (the “Ex Date”). As noted in FINRA’s Notice to Members 00-54, Ex-Dividend Dates (August 2000), an ex-dividend date is the date on or after which a security is traded without the entitlement to a specific dividend or distribution. On December 10, 2013, FINRA also announced that the due bill redeemable date for the Special Excess Distribution will be Thursday, December 26, 2013.

Beneficial holders of interests in the GUC Trust Units may contact their brokers with any questions concerning the applicable timeframes contained in the December 10, 2013, FINRA announcement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2013

MOTORS LIQUIDATION COMPANY GUC TRUST

By: Wilmington Trust Company, not in its individual capacity, but solely in its capacity as trust administrator and trustee of the Motors Liquidation Company GUC Trust

By:	/s/ David A. Vanaskey
Name:	David A. Vanaskey
Title:	Vice President of Wilmington Trust Company